Exhibit 10.34

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

by and between

LEXAR MEDIA, INC.

47421 Bayside Parkway

Fremont, California 94538

and

SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, California 95054

i

	6.9	Control Agreements	10
	6.10	Subordination of Debt	10
	6.11	Further Assurances	11

7.	NEGATIVE COVENANTS		11

	7.1	Dispositions	11
	7.2	Changes in Business, Ownership, Management or Business Locations	11
	7.3	Mergers or Acquisitions	11
	7.4	Indebtedness	11
	7.5	Encumbrance	12
	7.6	Distributions; Investments	12
	7.7	Transactions with Affiliates	12
	7.8	Subordinated Debt	12
	7.9	Compliance	12

8.	EVENTS OF DEFAULT		12

	8.1	Payment Default	13
	8.2	Covenant Default	13
	8.3	Material Adverse Change	13
	8.4	Attachment	13
	8.5	Insolvency	13
	8.6	Other Agreements	13
	8.7	Judgments	14
	8.8	Misrepresentations	14
	8.9	Guaranty	14

9.	BANK’S RIGHTS AND REMEDIES		14

	9.1	Rights and Remedies	14
	9.2	Power of Attorney	15
	9.3	Accounts Collection	15
	9.4	Bank Expenses	15
	9.5	Bank’s Liability for Collateral	16
	9.6	Remedies Cumulative	16
	9.7	Demand Waiver	16

10.	NOTICES		16

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER		16

12.	GENERAL PROVISIONS		17

	12.1	Successors and Assigns	17

ii

	12.2	Indemnification	17
	12.3	Time of Essence	17
	12.4	Severability of Provision	17
	12.5	Amendments in Writing, Integration	17
	12.6	Counterparts	17
	12.7	Survival	17
	12.8	Confidentiality	18
	12.9	Attorneys’ Fees, Costs and Expenses	18

13.	DEFINITIONS		18

	13.1	Definitions	18

iii

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated November 20, 2003, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and LEXAR MEDIA, INC., a Delaware corporation (“Borrower”), whose address is 47421 Bayside Parkway, Fremont, California 94538 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

RECITALS

A. Borrower and Bank have entered into that certain Loan and Security Agreement, dated as of April 3, 2003 (the “Prior Agreement”).

B. Borrower and Bank have agreed to amend, restate and supersede the Prior Agreement pursuant to the terms and conditions contained herein.

NOW HERETOFORE the parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.	LOAN AND TERMS OF PAYMENT

2.1	Credit Extensions.

Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1	Revolving Advances.

(a) Advances. Bank will make Advances not exceeding the Committed Revolving Line minus Revolving Obligations. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(b) The Committed Revolving Line terminates on the Revolving Maturity Date, when all outstanding Advances are immediately payable.

2.1.2	Requesting Advances.

To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 noon Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

2.1.3	Letters of Credit Sublimit.

(a) Bank will issue Letters of Credit for Borrower’s account not exceeding the lesser of: (i) $40,000,000 and (ii) Availability.

(b) Each Letter of Credit will have an expiry date of no later than ninety (90) days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.4	Foreign Exchange Sublimit.

(a) Subject to the limits set forth below in this Section 2.1.4, Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”) (the amount equal to 10% of the aggregate outstanding FX Forward Contracts is hereinafter referred to as the “FX Reserve”). The FX Reserve may not exceed the lesser of: (i) $40,000,000 and (ii) Availability. The total FX Forward Contracts at any one time may not exceed the amount calculated as 10 multiplied by the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

(b) In addition to the FX Forward Contract above, Bank may enter into one or more foreign exchange forward contracts (the “Subsidiary Forward Contracts”) with any Subsidiary of Borrower under which the applicable Subsidiary commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the amount equal to 10% of the aggregate outstanding Subsidiary Forward Contracts is hereinafter referred to as the “Subsidiary FX Reserve”). The Subsidiary FX Reserve may not exceed the lesser of: (i) $25,000,000 and (ii) Availability. The total Subsidiary Forward Contracts at any one time may not exceed the amount calculated as 10 multiplied by the Subsidiary FX Reserve. Bank may terminate the Subsidiary FX Forward Contracts if an Event of Default occurs. Borrower understands and agrees that it will be responsible for any losses, fees and expenses incurred by any Subsidiary and owed to Bank in connection with any Subsidiary Forward Contracts (the “Subsidiary Expenses”) and that Borrower will have an obligation to reimburse Bank for any Subsidiary Expenses. Such Subsidiary Expenses shall be deemed Obligations hereunder. With respect to Borrower’s obligation to reimburse Bank for any Subsidiary Expenses, Borrower waives:

(i) Any right to require Bank to (i) proceed against any Subsidiary or any other person; (ii) proceed against or exhaust any security or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Subsidiary or any security it holds (including the right to foreclose by judicial or nonjudicial sale) without affecting Borrower’s liability.

(ii) Any defenses from disability or other defense of any Subsidiary or from the cessation of any Subsidiary’s liabilities.

(iii) Any setoff, defense or counterclaim against Bank.

(iv) Any defense from the absence, impairment or loss of any right of reimbursement or subrogation or any other rights against any Subsidiary. Until each and every Subsidiary’s obligations relating to Subsidiary Expenses have been paid, Borrower has no right of subrogation or reimbursement or other rights against any Subsidiary.

(v) Any right to enforce any remedy that Bank has against any Subsidiary.

(vi) Any rights to participate in any security held by Bank.

(vii) Any demands for performance, notices of nonperformance or of new or additional indebtedness. Borrower is responsible for being and keeping itself informed of each Subsidiary’s financial condition. Unless Borrower requests particular information, Bank has no duty to provide information to Borrower.

(viii) The benefits of California Civil Code sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

If any one Subsidiary becomes insolvent or is adjudicated bankrupt or files a petition for reorganization, or similar relief under the United States Bankruptcy Code, or if a petition is filed against any one of a Subsidiary and/or any obligation under any Subsidiary FX Forward Contract is terminated or rejected or any obligation of any Subsidiary is modified or if Borrower’s obligations are avoided Borrower’s liability with respect to Subsidiary Expenses will not be affected and its liability will continue. If Bank must return any payment relating to Subsidiary Expenses because of the insolvency, bankruptcy or reorganization of any Subsidiary, Borrower will remain liable for any such returned payment.

2.1.5	Cash Management Services Sublimit.

Borrower may use for Bank’s Cash Management Services up to an amount equal to the lesser of: (i) $40,000,000 and (ii) Availability (“Cash Management Services Sublimit”). Such services may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The aggregate amount of the credit limits under all such agreements with respect to Cash Management Services shall be deemed to be the amount of the Cash Management Services for the purposes of calculating the Cash Management Services

Sublimit. All amounts Bank pays for any Cash Management Services will be treated as Advances under Section 2.1.1. Bank will advise Borrower of any amounts that would affect the Cash Management Services Sublimit.

2.2	Overadvances.

If the Revolving Obligations exceed the Committed Revolving Line, Borrower must immediately pay Bank the excess.

2.3	Interest Rate, Payments.

(a) Interest Rate. Advances accrue interest on the outstanding principal balance at a per annum rate of 50 basis points (0.50%) below the Prime Rate. After an Event of Default, Obligations accrue interest at five percentage points (5%) above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

(b) Payments. Interest due on the Committed Revolving Line is payable on the first day of each month. Bank may debit any of Borrower’s deposit accounts including Account Number 3300387284 for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4	Fees.

Borrower will pay:

(a) Anniversary Fee. An anniversary fee in the amount of $50,000 to be fully earned and payable on April 3, 2004.

(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

3.	CONDITIONS OF LOANS

3.1	Conditions Precedent to Initial Credit Extension.

Bank’s obligation to make the initial Credit Extension is subject to the following conditions precedent:

(a) receipt by Bank of a fully executed Securities Account Control Agreement, in form and substance satisfactory to Bank, with respect to Borrower’s investment accounts maintained at SVB Securities, Inc.; and

(b) receipt by Bank of all other agreements, documents and fees that Bank may require.

3.2	Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension is subject to the following:

(a) timely receipt of any Payment/Advance Form; and

(b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true.

3.3	Condition Subsequent.

Bank’s obligation to continue to make Credit Extensions hereunder is conditioned upon Borrower’s delivery to Bank on or before December 31, 2003 of control agreements, with respect to each of Borrower’s deposit or investments accounts maintained at financial institutions other than the Bank or SVB Securities, Inc. in order for Bank to perfect its security interest in such deposit and investment accounts. Failure by Borrower to fulfill this condition subsequent shall constitute an Event of Default.

4.	CREATION OF SECURITY INTEREST

4.1	Grant of Security Interest.

Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Upon the occurrence of an Event of Default, Bank may place a “hold” on any deposit account pledged as Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1	Due Organization and Authorization.

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2	Collateral.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for: (i) non-exclusive licenses granted to third parties in the ordinary course of business; (ii) licenses granted to third parties on or before the Closing Date; (iii) as may be determined by the litigation disclosed in the Schedule and (iv) exclusive licenses of Intellectual Property entered into the ordinary course of business so long as: (x) such licenses cover specific products and processes; (y) the duration of any such license does not exceed 5 years; and (z) such exclusive license arrangement is not tantamount to a sale of the subject Intellectual Property (exclusive licenses of the type described in this subsection (iv) are herein defined as “Permitted Exclusive Licenses”). Each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3	Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers and legal counsel, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4	No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5	Solvency.

The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6	Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7	Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8	Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading; it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.	AFFIRMATIVE COVENANTS

Borrower will do all of the following:

6.1	Government Compliance.

Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2	Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 45 days after the last day of each month, a company prepared consolidated balance sheet and income statement together with a statement of cash flow covering Borrower’s consolidated operations during the period, in a form and certified by a Responsible Officer acceptable to Bank; (ii) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) as soon as available but not later than 30 days prior to the end of Borrower’s fiscal year, Borrower’s quarterly financial projections for the upcoming fiscal year as presented to Borrower’s Board of Directors; (vi) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (vii) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b) Within 45 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(c) Bank has the right to audit Borrower’s Collateral at Borrower’s expense, but the audits will be conducted no more often than twice in any fiscal year unless an Event of Default as occurred and is continuing.

6.3	Inventory; Returns.

Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than the following in any one fiscal quarter: (i) an amount equal to 5% of the cost (net of any discounts) of all products shipped, with respect to returns relating to stock rotation arrangements between Borrower and a third party and (ii) an amount equal to 2% of all shipments of products, with respect to returns relating to defective products.

6.4	Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5	Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. Bank agrees that Borrower’s current insurance policies and companies are satisfactory for Borrower’s current level of business. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6	Primary and Investments Accounts.

Borrower will establish with the Bank, on or before June 30, 2004, its primary depository and operating accounts. In addition, commencing on November 25, 2003 and at all times thereafter, Borrower will maintain at least $30,000,000 in unrestricted cash and cash equivalents in deposit and investment accounts with Bank or one of Bank’s affiliates. It is understood that any cash and cash equivalents securing letters of credit or similar products shall be deemed restricted cash.

6.7	Financial Covenants.

Borrower will maintain:

(i) Quick Ratio (Adjusted). As of the last day of each month, a ratio of Quick Assets to Current Liabilities, minus (y) current Deferred Revenue and (z) the Samsung L/C, of at least 1.50 to 1.00.

(ii) Tangible Net Worth. At all times, Tangible Net Worth of not less than the amounts set forth below during each of the quarters set forth opposite to the applicable amount:

Fiscal Quarter Ending	Tangible Net Worth

December 31, 2003	$130,000,000

March 31, 2004	$150,000,000

June 30, 2004	$150,000,000

September 30, 2004

$150,000,000 plus 50% of

Borrower’s positive net income for

the fiscal quarter ending 6/30/04 plus

50% of any aggregate increase to

Tangible Net Worth due to the

issuance of common stock during

such fiscal quarter (the “9/30/04

TNW Covenant”)

December 31, 2004

9/30/04 TNW Covenant plus 50% of

Borrower’s positive net income for

the fiscal quarter ending 9/30/04 plus

50% of any aggregate increase to

Tangible Net Worth due to the

issuance of common stock during

such fiscal quarter (the “12/31/04

TNW Covenant”)

March 31, 2005

12/31/04 TNW Covenant plus 50%

of Borrower’s positive net income

for the fiscal quarter ending 12/31/04

plus 50% of any aggregate increase

to Tangible Net Worth due to the

issuance of common stock during

such fiscal quarter (the “3/31/05

TNW Covenant”)

6.8	Registration of Intellectual Property Rights.

Borrower will not allow any Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9	Control Agreements.

With respect to deposit accounts or investment accounts maintained at financial institutions other than Bank and opened on or after December 31, 2003, within 15 days of the opening of any such deposit account or investment account, Borrower will execute and deliver to Bank, control agreements in form satisfactory to Bank in order for Bank to perfect its security interest in Borrower’s deposit accounts or investment accounts.

6.10	Subordination of Debt.

All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Bank’s standard form. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Bank a subordination agreement on Bank’s standard form.

6.11	Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld:

7.1	Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of Permitted Exclusive Licenses or (iv) of worn-out or obsolete Equipment; or (v) other property in an amount not to exceed one hundred thousand dollars ($100,000) during any calendar year.

7.2	Changes in Business, Ownership, Management or Business Locations.

Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership or management (other than the sale of Borrower’s equity securities in a public offering or to venture capital investors approved by Bank) of greater than 25%. Borrower will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations.

7.3	Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that Borrower may acquire other Persons where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement; (ii) any such acquisition is “friendly” (including among other things, being approved by the majority of the target Person’s Board of Directors); (iii) the target Person engages in a business line similar to that of Borrower; and (iv) the aggregate amount of cash consideration paid by Borrower for such transactions does not exceed $50,000,000. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4	Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5	Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6	Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock. Notwithstanding the foregoing, so long as no Event of Default has occurred, is continuing or would exist after giving effect to any repurchase, Borrower may repurchase stock from former employees, directors, and service providers of Borrower under the terms of applicable repurchase agreements in an aggregate amount not to exceed the following amounts in any fiscal year: (i) $300,000 if the consideration paid for such repurchases is cash and (ii) $1,000,000 if the consideration paid for such repurchases is the cancellation of indebtedness owing from the employee, director, or service provider to Borrower.

7.7	Transactions with Affiliates.

Directly or indirectly enter into or permit any material transaction with any Affiliate except transactions that are in the ordinary course of Borrower’s business, on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8	Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9	Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.	EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1	Payment Default.

If Borrower fails to pay any of the Obligations within 3 Business Days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower’s attempts within 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3	Material Adverse Change.

If there (i) occurs a material adverse change in the business operations, or condition (financial or otherwise) of the Borrower; or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral;

8.4	Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5	Insolvency.

If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6	Other Agreements.

If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $400,000 or that could cause a Material Adverse Change;

8.7	Judgments.

If a money judgment(s) in the aggregate of at least $50,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8	Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9	Guaranty.

Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9.	BANK’S RIGHTS AND REMEDIES

9.1	Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

9.2	Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3	Accounts Collection.

When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4	Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5	Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and Section 9207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6	Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7	Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.	NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.	GENERAL PROVISIONS

12.1	Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2	Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3	Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4	Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5	Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6	Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7	Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8	Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans, (iii) as required by law, regulation, subpoena, or other order, provided that, Bank will use commercially reasonable efforts to notify Borrower promptly, as reasonably possible, of any such request for disclosure to the extent permitted by law, regulation or the terms of the relevant subpoena or other order but Bank shall not be liable for any failure to so notify Borrower, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9	Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.10	Amended and Restated Agreement.

This Agreement amends, restates and supersedes in its entirety the Prior Agreement.

13.	DEFINITIONS

13.1	Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is defined under Section 2.1.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1.1 (after giving effect to all then outstanding Advances and all sublimits on reserves applicable thereunder).

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Management Services” are defined in Section 2.1.5.

“Closing Date” is the date of this Agreement.

“Code” is the California Uniform Commercial Code, as amended and supplemented from time to time.

“Collateral” is the property described on Exhibit A.

“Committed Revolving Line” is Advances of up to $40,000,000 outstanding at any time.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Advance, Letter of Credit, Exchange Contract, Subsidiary Forward Contract, or any other extension of credit by Bank for Borrower’s benefit.

“Current Liabilities” is the difference of: (A) the sum of: (i) the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year, plus (ii) the Revolving Obligations, minus (B) the aggregate face amount of letters of credit fully secured with cash or cash equivalents.

“Deferred Revenue” is all amounts received in advance of performance under a contract and not yet recognized as revenue.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“FX Forward Contract” is defined in Section 2.1.4.

“FX Reserve” is defined in Section 2.1.4.

“GAAP” is generally accepted accounting principles.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.3.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is defined in Section 8.3.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Exclusive License” is defined in Section 5.2.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

(e) Indebtedness secured by Permitted Liens.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date;

(b) Investments consisting of cash transfers to Borrower’s Subsidiaries to fund operations of such Subsidiaries in an amount not to exceed $2,000,000 in any one calendar year; and

(c) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Quick Assets” is, on any date, the sum of Borrower’s consolidated, unrestricted cash and cash equivalents plus net billed accounts receivable determined according to GAAP.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

“Revolving Maturity Date” is April 3, 2005.

“Revolving Obligations” is the sum of: (i) any amounts deemed outstanding under the Cash Management Services Sublimit, plus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (iii) the FX Reserve, plus (iv) the Subsidiary FX Reserve, plus (v) outstanding Advances.

“Samsung L/C” is the standby letter credit issued by Bank for the purpose of securing certain accounts payable from Borrower to Samsung Electronics Co.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Subsidiary Expenses” is defined in Section 2.1.4 (b).

“Subsidiary Forward Contract” is defined in Section 2.1.4 (b).

“Subsidiary FX Reserve” is defined in Section 2.1.4 (b).

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

BORROWER:

LEXAR MEDIA, INC.

By:	/s/ Illegible

Title:	CFO

BANK:

SILICON VALLEY BANK

By:	/s/ Illegible

Title:	VP

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance, payment intangibles, and rights to payment of any kind;

All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents (including negotiable documents), cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments (including promissory notes) and chattel paper (including tangible and electronic chattel paper) now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

The Collateral shall not be deemed to include any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease grant a security interest in, or encumber any of its intellectual property, without Bank’s prior written consent. Further, Borrower has agreed not to grant such negative pledge in favor of any other party.

Notwithstanding the foregoing, Collateral shall not be deemed to include leasehold interests where the Borrower is a lessee under any real property lease.

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 noon, P.S.T.

TO: CENTRAL CLIENT SERVICE DIVISION	DATE:

FAX#: (408) 496-2426	TIME:

FROM:	Lexar Media, Inc.
CLIENT NAME (BORROWER)

REQUESTED BY:	________________________________________________________________________________
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:	_______________________________________________________________________

PHONE NUMBER:	________________________________________________________________________________

FROM ACCOUNT #	TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT
PRINCIPAL INCREASE (ADVANCE)	$_________________________________________________________________
PRINCIPAL PAYMENT (ONLY)	$_________________________________________________________________
INTEREST PAYMENT (ONLY)	$_________________________________________________________________
PRINCIPAL AND INTEREST (PAYMENT)	$_________________________________________________________________

OTHER INSTRUCTIONS:	__________________________________________________________________________
___________________________________________________________________________________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone request for and Advance confirmed by this Borrowing Certificate; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date.

BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

________________________________________________________________________________
Authorized Signature (Bank)

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054

FROM:	LEXAR MEDIA, INC. 47421 Bayside Parkway Fremont, CA 94538

The undersigned authorized officer of Lexar Media, Inc. (“Borrower”) certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements + CC	Monthly within 45 days	Yes	No
Annual (Audited)	FYE within 120 days	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
A/R Audit	Initial and Twice annually	Yes	No

Financial Covenant	Required		Actual	Complies
Maintain:
Minimum Quick Ratio (Adjusted) (on a monthly basis)[1]	1.50:1.00		________: 1.00	Yes	No
Minimum Tangible Net Worth (at all times)[2]	Fiscal Quarter Ending	TNW	$__________	Yes	No
	12/31/03 03/31/04 06/30/04 09/30/04 12/31/04 03/31/05	$130MM $150MM $150MM See Agreement See Agreement See Agreement
Have there been updates to Borrower’s intellectual property, if appropriate?			Yes	No

[1]	Minimum Quick Ratio is a ratio of Quick Assets to Current Liabilities, minus (y) current Deferred Revenue and (z) the Samsung L/C. Quick Assets means on any date, the sum of Borrower’s consolidated, unrestricted cash and cash equivalents plus net billed accounts receivable determined according to GAAP. Current Liabilities means the difference of : (A) the sum of: (i) the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year, plus (ii) the Revolving Obligations, minus (B) the aggregate face amount of letters of credit fully secured with cash or cash equivalents. Revolving Obligations is the sum of: (i) any amounts deemed outstanding under the Cash Management Services Sublimit, plus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (iii) the FX Reserve, plus (iv) the Subsidiary FX Reserve, plus (v) outstanding Advances

[2]	Tangible Net Worth is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Sincerely,	Received by:

AUTHORIZED SIGNER
LEXAR MEDIA, INC.	Date:

/s/ Illegible	Verified:

SIGNATURE		AUTHORIZED SIGNER

CFO	Date:

TITLE

Compliance Status: Yes No

DATE